Date:	May 3, 2005

Media Contact:	William H. Galligan William.h.galligan@kcsr.com	816/983-1551

Kansas City Southern Reports
Gain In First Quarter 2005 Results

First Quarter 2005
KCS Highlights

•	Kansas City Southern records first quarter revenues of $198.2 million.

•	KCS operating income of $24.8 million increased 42.5% over first quarter 2004.

•	Mexrail, Inc., consolidated under KCS control January 1, 2005.

•	Acquisition of controlling interest in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM) completed April 1, 2005.

Kansas City, MO. Kansas City Southern (KCS or Company) (NYSE: KSU) today reported first quarter 2005 financial results which show substantial quarter-over-quarter gains in revenues and operating profit. Driven by record revenues from The Kansas City Southern Railway Company (KCSR), its principal U.S. subsidiary, and by the inclusion of the recently acquired Mexrail, Inc., KCS recorded consolidated revenues of $198.2 million. Total KCS operating expenses for the first quarter of 2005 were $173.4 million. Consolidated operating income was $24.8 million compared with $17.4 million in 2004. Net income available to common shareholders was $5.9 million, or $0.09 per diluted share for the first quarter of 2005 compared with $1.2 million, or $0.02 per diluted share for the first quarter of 2004.

U.S. Domestic Rail Operations

Revenues from KCS’ Domestic rail operations, which are comprised of KCSR and Mexrail, Inc., and its subsidiary, The Texas Mexican Railway (Tex Mex), totaled $196.6 million for the first quarter of 2005. Total operating expenses were $168.1 million. Operating income for the quarter ended March 31, 2005 was $28.5 million.

KCSR’s revenues for the first quarter of 2005 were $179.3 million, a $32.3 million increase (22%) over the corresponding 2004 period. This increase was primarily the result of a 6.6% growth in carloadings, increased yields, and increased fuel surcharges. A new long haul coal contract that began in January 2005 was the primary catalyst for a 41.0% increase in unit coal revenues in the first quarter. Led by strong paper, woodchips and metals traffic, Paper & Forest Products registered its third consecutive quarter of double-digit growth with revenues 29.6% greater than first quarter 2004. Agriculture and Minerals revenues increased 23.9% with significant increases in food products, ores & minerals, and stone. Intermodal & Automotive traffic growth remained steady leading to a 14.0% increase in revenues over the same period in 2004. Impressive growth in agricultural chemicals traffic helped the Chemicals & Petroleum group increase revenues by 13.5% quarter-over-quarter.

KCSR’s first quarter expenses of $149.6 million were $26.1 million higher than the comparable period. Higher fuel costs were responsible for $9.1 million of the increase. Higher traffic volumes and increased headcount were the principal drivers of a $5.5 million increase in compensation and fringe benefits. First quarter of 2005 casualties and insurance expense increased $5.2 million. Casualties and insurance costs in the first quarter of 2004 were favorably affected by an insurance settlement of $2.4 million. A $3.6 million increase in material and supplies was primarily the result of higher prices and greater use of materials purchased by KCSR.

KCSR’s first quarter 2005 operating income was $29.7 million, an increase of $6.2 million, or 26.4%, over 2004. KCSR’s operating ratio for the quarter was 83.4%, a slight improvement over 84.0% for the first quarter of 2004.

Mexrail, Inc., and the operations of its subsidiary, Tex Mex, were consolidated under KCS control on January 1, 2005. The Tex Mex connects KCSR with TFM, S.A. de C.V. (TFM) at Laredo, Texas, the principal international gateway between the U.S. and Mexico. Mexrail, Inc., revenues for the first quarter of 2005 were $17.3 million and operating expenses were $18.5 million. This compares with Mexrail, Inc., revenues for the first quarter of 2004 of $13.8 million and operating expenses of $15.6 million when it was a wholly owned subsidiary of TFM.

International Rail Operations

KCS’s international rail operations for the first quarter of 2005 were composed of equity investments in Grupo TFM and the Panama Canal Railway Company (PCRC). On April 1, 2005, KCS completed the acquisition of Grupo TMM, S.A.’s ownership of Grupo TFM. Beginning in the second quarter of 2005, the financial statements of Grupo TFM will be fully consolidated with the financial statements of KCS.

KCS recorded equity in Grupo TFM losses for the first quarter of ($1.0) million compared to income of $1.3 million in last year’s first quarter. Grupo TFM’s losses were impacted primarily by higher fuel costs ($6.9 million) and a reduced income tax benefit ($3.6 million). TFM reported a quarter-over-quarter increase in revenues, excluding Mexrail, Inc., of $16.4 million to $170.1 million. Overall carloadings increased 5% led by an 18% increase in Industrial traffic and a 9% increase in Metals & Minerals traffic.

KCS recorded its equity in PCRC’s loss of approximately $1.8 million for the first quarter of 2005. This loss was primarily due to the redemption of the International Finance Corporation’s (IFC) preferred shares in PCRC. The agreement reached with the IFC required PCRC to pay a premium of $2.8 million (a $1.4 million charge to KCS equity in PCRC). Redemption of the preferred shares will result in annual interest savings to PCRC of $0.5 million. This redemption eliminated a future monetary premium based on PCRC’s future financial performance that would have been due the IFC at redemption after 2008 in the range of $9 to $12 million.

Comments from the Chairman

KCS’ Chairman, President and Chief Executive Officer, Michael R. Haverty, commented, “It was encouraging to see that the continued strong revenue momentum built up during the second half of last year carried over into 2005 and even accelerated in some areas. KCSR’s revenues increased 22% in the first quarter compared with the corresponding 2004 period, with all commodity segments performing well and demonstrating success in maximizing market opportunities.

“Going forward in 2005 there will be a heightened emphasis on the control of operating expenses, which increased by $26.1 million at KCSR quarter-over-quarter. Higher fuel costs accounted for approximately 35% of the increase. KCSR is implementing a number of efficiency improvements in other areas where it has the ability to impact cost savings through greater budget discipline and streamlined operations, and is further emphasizing safety throughout the system.

“On April 1, KCS acquired Grupo TMM’s ownership shares of Grupo TFM. KCSR and TFM will be operated as separate subsidiary companies consolidated under the KCS holding company. Each subsidiary has its own CEO and management teams. Coordination of the companies will be managed at the KCS level, which will facilitate the development of a truly seamless North American rail corridor linking Mexico and the United States.

“Vicente Corta has assumed the position of Interim CEO of TFM and is in place leading our Mexican management team at TFM. Vicente has achieved a distinguished career in government and private business and has the leadership qualities to take TFM to the next level. Under his leadership, a transition team is currently assessing all of TFM’s engineering and operations, marketing, and accounting functions, and is providing advice and support to our Mexican management team.

“On April 19, TFM issued $460 million of seven-year 9 3/8% Senior Notes for the purpose of refinancing $443 million of 11 3/4% Senior Debentures. On April 20, TFM redeemed approximately 87% of the 11 3/4% Senior Debentures and retired the balance on April 29. This refinancing will reduce interest costs approximately $10 million annually going forward. The interest savings reduction will cause the acquisition of TFM to be an accretive transaction for KCS shareholders and is the first step in our plans to improve TFM’s profitability.

“As the KCS strategy of developing a competitive North American rail system evolves, the extraordinary foresight demonstrated a decade ago by the Mexican government becomes increasingly apparent. Without doubt, the objectives of NAFTA have been furthered by the privatization of Mexico’s rail network. The Mexican government’s innovative actions have helped shift North American freight logistics, a shift that promises to be even further developed due to increased Asian traffic moving into Mexico and then on to the United States and Canada. KCS is excited to be working with Mexican officials to further bolster the country’s rail network and provide further transportation options for North American shippers.

“Considerably more needs to be done to streamline TFM operations and provide it with the resources to reach its vast potential. Under the direction of Vicente Corta, many hours and a dedicated commitment on the part of a group of people with extensive railroad experience are being devoted to getting the best operating practices into place. While the goal is to work through this transitional phase in a timely manner, the top priority is getting the job done right. That is what will best serve KCS and its shareholders in the long run. KCS management is more convinced than ever that the growth prospects for KCS’ combined North American rail system are robust and that the potential exists for attractive returns for many years.”

Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2004, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

KANSAS CITY SOUTHERN
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share and per share data)
(Unaudited)
(Preliminary)

	Three Months Ended
	March 31,
	2005	2004
Revenues	$198.2	$147.8
Operating expenses
Compensation and benefits	61.3	50.8
Purchased services	20.8	15.6
Fuel	26.5	14.8
Equipment costs	16.2	13.0
Depreciation and amortization	14.3	12.8
Casualties and insurance	12.7	5.7
Other leases	3.2	2.7
Other	18.4	15.0
Total operating expenses	173.4	130.4

Operating income	24.8	17.4
Equity in net earnings (losses) of unconsolidated affiliates:
Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.	(1.0)	1.3
Other	(1.0)	0.1
Interest expense	(12.4)	(10.8)
Debt retirement costs	—	(4.2)
Other income	3.3	1.5

Income before income taxes	13.7	5.3
Income tax provision	5.6	1.9

Net income	8.1	3.4
Preferred stock dividends	2.2	2.2
Net income available to Common shareholders	$5.9	$1.2

Per Share Data

Earnings per Common share – basic	$0.09	$0.02

Earnings per Common share — diluted	$0.09	$0.02

Weighted average Common shares outstanding (in thousands)
Basic	63,554	62,504
Potential dilutive Common shares	1,222	1,307

Diluted	64,776	63,811

Kansas City Southern Railway
Operating Statements – First Quarter, 2005
Dollars in Millions
(Preliminary)

	First Quarter	First Quarter
	2005	2004
Revenues
Chemical and Petroleum	$36.2	$32.0
Paper and Forest	47.6	36.7
Agricultural and Mineral	38.1	30.7
Intermodal and Automotive Revenue	16.7	14.6
Unit Coal Revenue	30.4	21.6
Haulage Revenue	0.4	2.6
Other Revenue	9.9	8.8

Total Revenues	179.3	147.0

Operating Expenses
Compensation and Benefits	55.2	49.7
Purchased Services	13.7	13.8
Fuel	24.1	15.0
Equipment Costs	13.6	13.0
Casualties & Insurance	10.1	4.9
Material and Supplies	9.1	5.5
Other	3.5	2.5

Variable Operating Expenses	129.3	104.4

Fixed Expenses
Other Lease	3.0	2.8
Depreciation	13.6	12.6
Taxes (Other Than Income)	3.7	3.7

Fixed Operating Expenses	20.3	19.1

Total Operating Expenses	149.6	123.5

Operating Income	$29.7	$23.5

Operating Ratio	83.4%	84.0%

Kansas City Southern Railway
Carloadings By Commodity – First Quarter, 2005
Dollars in Thousands
(Preliminary)

Carloadings				Revenue
First Quarter		%		First Quarter		%
2005	2004	Change		2005	2004	Change
			Coal
59,715	47,857	24.8%	Unit Coal	$30,394	$21,557	41.0%
528	682	(22.6)%	Other Coal	224	364	(38.5)%
60,243	48,539	24.1%	Total	30,618	21,921	39.7%

			Chemical & Petroleum Products
1,696	1,455	16.6%	Agri Chemicals	1,252	911	37.4%
4,184	4,011	4.3%	Gases	4,716	4,022	17.3%
7,596	7,042	7.9%	Organic	7,045	6,397	10.1%
5,462	5,058	8.0%	Inorganic	6,462	5,344	20.9%
14,100	13,603	3.7%	Petroleum	11,149	9,950	12.1%
4,531	4,511	0.4%	Plastics	5,625	5,327	5.6%
37,569	35,680	5.3%	Total	36,249	31,951	13.5%

			Agriculture and Minerals
11,811	12,475	(5.3)%	Domestic Grain	12,015	10,335	16.3%
7,025	7,490	(6.2)%	Export Grain	7,659	7,115	7.6%
7,689	7,099	8.3%	Food Products	7,633	6,052	26.1%
8,732	6,909	26.4%	Ores and Minerals	5,858	3,994	46.7%
4,909	4,029	21.8%	Stone, Clay & Glass	4,918	3,231	52.2%
40,166	38,002	5.7%	Total	38,083	30,727	23.9%

			Paper & Forest Products
26,499	23,284	13.8%	Pulp/Paper	22,974	18,791	22.3%
1,991	1,826	9.0%	Scrap Paper	1,712	1,142	49.9%
8,395	6,542	28.3%	Pulpwood/Logs/Chips	5,352	2,922	83.2%
8,304	8,105	2.5%	Lumber/Plywood	9,386	7,939	18.2%
6,055	4,365	38.7%	Metal/Scrap	5,922	3,588	65.1%
1,304	2,129	(38.8)%	Military/Other Carloads	2,233	2,334	(4.3)%

52,548	46,251	13.6%	Total	47,579	36,716	29.6%

			Intermodal & Automotive
1,496	1,079	38.6%	Automotive	1,237	871	42.0%
77,861	79,561	(2.1)%	Intermodal	15,431	13,756	12.2%
79,357	80,640	(1.6)%	Total	16,668	14,627	14.0%

269,883	249,112	8.3%	TOTAL FOR BUSINESS UNITS	169,197	135,942	24.5%
359	4,621	(92.2)%	Haulage	370	2,645	(86.0)%
(755)	(859)	12.1%	Adjustments	—	—
			Other KCSR Revenue	9,769	8,391
269,487	252,874	6.6%	TOTAL	$179,336	$146,978	22.0%